UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 7, 2018

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Directors Place

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 203-4100

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreements and Indenture

On September 7, 2018, Scilex Pharmaceuticals Inc. (“Scilex”), a majority owned subsidiary of Sorrento Therapeutics, Inc. (the “Company”), entered into Purchase Agreements (the “Purchase Agreements”) with certain investors (collectively, the “Purchasers”) and the Company. Pursuant to the Purchase Agreements, on September 7, 2018, Scilex, among other things, issued and sold to the Purchasers senior secured notes due 2026 in an aggregate principal amount of $224,000,000 (the “Notes”) for an aggregate purchase price of $140,000,000 (the “Offering”). In connection with the Offering, Scilex also entered into an indenture (the “Indenture”) governing the Notes with U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), and the Company. Pursuant to the Indenture, the Company agreed to irrevocably and unconditionally guarantee, on a senior unsecured basis, the punctual performance and payment when due of all obligations of Scilex under the Indenture (the “Guarantee”).

The estimated net proceeds of the Offering were approximately $89.3 million, after deducting the estimated Offering expenses payable by Scilex and funding a segregated reserve account and a segregated collateral account pursuant to the terms of the Indenture. The net proceeds of the Offering will be used by Scilex to support the commercialization of ZTlido™ (lidocaine topical system 1.8%), for working capital and general corporate purposes in respect of the commercialization of ZTlido™ (lidocaine topical system 1.8%). Funds in the reserve account will be released to Scilex upon receipt by the Trustee of an officer’s certificate under the Indenture from Scilex confirming receipt of a marketing approval letter from the United States Food and Drug Administration with respect to ZTlido™ (lidocaine topical system 5.4%) or a similar product with a concentration of not less than 5% (the “Marketing Approval Letter”) on or prior to July 1, 2023.

The holders of the Notes will be entitled to receive quarterly payments of principal of the Notes equal to a percentage, in the range of 10% to 20%, of the net sales of ZTlido™ (lidocaine topical system 1.8%) for the prior fiscal quarter, beginning on February 15, 2019. If Scilex has not received the Marketing Approval Letter by March 31, 2021, the percentage of net sales payable shall be increased to be in the range of 15% to 25%. If actual cumulative net sales of ZTlido™ (lidocaine topical system 1.8%) from October 1, 2022 through September 30, 2023 are less than 60% of a predetermined target sales threshold for such period, then Scilex will be obligated to pay an additional installment of principal of the Notes each quarter in an amount equal to an amount to be determined by reference to the amount of such deficiency.

The aggregate principal amount due under the Notes shall be increased by $28,000,000 on February 15, 2022 if actual cumulative net sales of ZTlido™ (lidocaine topical system 1.8%) from the issue date of the Notes through December 31, 2021 do not equal or exceed 95% of a predetermined target sales threshold for such period. If actual cumulative net sales of ZTlido™ (lidocaine topical system 1.8%) October 1, 2022 through September 30, 2023 do not equal or exceed 80% of a predetermined target sales threshold for such period, the aggregate principal amount shall also be increased on November 15, 2023 by an amount equal to an amount to be determined by reference to the amount of such deficiency.

The final maturity date of the Notes will be August 15, 2026. The Notes may be redeemed in whole at any time upon 30 days’ written notice at Scilex’s option prior to August 15, 2026 at a redemption price equal to 100% of the then-outstanding principal amount of the Notes. In addition, upon a change of control of Scilex (as defined in the Indenture), each holder of a Note shall have the right to require Scilex to repurchase all or any part of such Note holder’s Note at a repurchase price in cash equal to 101% of the then-outstanding principal amount thereof.

The Purchase Agreements include the terms and conditions of the offer and sale of the Notes, representations and warranties of the parties, indemnification and contribution obligations and other terms and conditions customary in agreements of this type.

The Indenture governing the Notes contains customary events of default with respect to the Notes (including a failure to make any payment of principal on the Notes when due and payable), and, upon certain events of default occurring and continuing, the Trustee by notice to Scilex, or the holders of at least 25% in principal amount of the outstanding Notes by notice to Scilex and the Trustee, may (subject to the provisions of the Indenture) declare 100% of the then-outstanding principal amount of the Notes to be due and payable. Upon such a declaration of acceleration, such principal will be due and payable immediately. In the case of certain events, including bankruptcy, insolvency or reorganization involving the Company or Scilex, the Notes will automatically become due and payable.

Pursuant to the Indenture, the Company and Scilex must also comply with certain covenants with respect to the commercialization of ZTlido™ (lidocaine topical system 1.8%), as well as customary additional affirmative covenants, such as furnishing financial statements to the holders of the Notes, minimum cash requirements and net sales reports; and negative covenants, including limitations on the following: the incurrence of debt; the payment of dividends, the repurchase of shares and under certain conditions making certain other restricted payments; the prepayment, redemption or repurchase of subordinated debt; a merger, amalgamation or consolidation involving Scilex; engaging in certain transactions with affiliates; and the making of investments other than those permitted by the Indenture.

The Notes and related Guarantee have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. The holders of the Notes do not have any registration rights.

Collateral Agreement

Pursuant to a Collateral Agreement by and among Scilex, the Trustee and the Collateral Agent (the “Collateral Agreement”), the Notes will be secured by ZTlido™ (lidocaine topical system 1.8%) and all of the existing and future property and assets of Scilex necessary for, or otherwise relevant to, now or in the future, the manufacture and sale of ZTlido™ (lidocaine topical system 1.8%), on a worldwide basis (exclusive of Japan), including, but not limited to, the intellectual property related to ZTlido™ (lidocaine topical system 1.8%), the marketing or similar regulatory approvals related to ZTlido™ (lidocaine topical system 1.8%), any licenses, agreements and other contracts related to ZTlido™ (lidocaine topical system 1.8%), and the current assets related to ZTlido™ (lidocaine topical system 1.8%) such as inventory, accounts receivable and cash and any and all future iterations, improvements or modifications of such product made, developed or licensed (or sub-licensed) by Scilex or any of its affiliates or licensees (or sub-licensees) (including ZTlido™ (lidocaine topical system 5.4%)).

Irrevocable Standby Letter of Credit

Pursuant to the terms of the Indenture, the Company issued an irrevocable standby letter of credit to Scilex (the “Letter of Credit”), which provides that, in the event that (1) Scilex does not hold at least $35,000,000 in unrestricted cash as of the end of any calendar month during the term of the Notes, (2) actual cumulative net sales of ZTlido™ (lidocaine topical system 1.8%) from the issue date of the Notes through December 31, 2021 are less than a specified sales threshold for such period, or (3) actual cumulative net sales of ZTlido™ (lidocaine topical system 1.8%) for any calendar year during the term of the Notes, beginning with the 2022 calendar year, are less than a specified sales threshold for such calendar year, Scilex, as beneficiary of the Letter of Credit, will draw, and the Company will pay to Scilex, $35,000,000 in a single lump-sum amount as a subordinated loan. The Letter of Credit will terminate upon the earliest to occur of: (a) the repayment of the Notes in full, (b) the actual net sales of ZTlido™ (lidocaine topical system 1.8%) for any calendar year during the term of the Notes exceeding a certain threshold, (c) the consummation of an initial public offering on a major international stock exchange by Scilex that satisfies certain valuation thresholds, and (d) the replacement of the Letter of Credit with another letter of credit in form and substance, including as to the identity and creditworthiness of issuer, reasonably acceptable to the holders of at least 80% in principal amount of outstanding Notes.

The foregoing summaries of the Indenture, the Notes, the Purchase Agreements, the Collateral Agreement and the Letter of Credit do not purport to be complete and are qualified in their entirety by reference to the copies of the Indenture (including the form of Note as Exhibit A thereto), the form of Purchase Agreement, the Collateral Agreement and the Letter of Credit that the Company will file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2018 (the “Form 10-Q”). Certain terms of the Indenture have been omitted from this Current Report on Form 8-K and will be omitted from the version of the Indenture to be filed as an exhibit to the Form 10-Q pursuant to a Confidential Treatment Request that the Company plans to submit to the Securities and Exchange Commission (the “SEC”) at the time of the filing of the Form 10-Q.

The representations, warranties and covenants contained in each of the Indenture, the Purchase Agreements, the Collateral Agreement and the Letter of Credit were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Indenture, the Purchase Agreements, the Collateral Agreement and the Letter of Credit, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Indenture (including the form of Note as Exhibit A thereto), the form of Purchase Agreement, the Collateral Agreement and the Letter of Credit are incorporated herein by reference only to provide investors with information regarding the terms of the such documents, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under Item 1.01 regarding the Indenture and the Guarantee is hereby incorporated by reference in its entirety into this Item 2.03.

Item 8.01. Other Information.

On September 10, 2018, the Company issued the press release attached hereto as Exhibit 99.1 announcing the Offering.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated September 10, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: September 10, 2018	By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President and Chief Executive Officer